UNITED STATES
                SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C. 20549

                             FORM N-8A

                   NOTIFICATION OF REGISTRATION
               FILED PURSUANT TO SECTION 8(a) OF THE
                  INVESTMENT COMPANY ACT OF 1940

      The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940, and in connection with such notification of registration submits the following information:
  _______________________________________________________________

Name: FRANKLIN TEMPLETON STRATEGIC INCOME TRUST

Address of Principal Business Office:
      ONE FRANKLIN PARKWAY
      SAN MATEO, CALIFORNIA 94403-1906

Telephone Number: (650) 312-2000

Name and address of agent for service of process:
      MURRAY L. SIMPSON, ESQ.
      ONE FRANKLIN PARKWAY
      SAN MATEO, CALIFORNIA 94403-1906

Check Appropriate Box:

      Registrant is filing a Registration Statement pursuant to
Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:
     Yes [X]                 No [ ]

                            SIGNATURES

      Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this notification of registration to be duly signed on its behalf in the City of San
Mateo and the State of California on the 23rd day of May, 2003.

                                    FRANKLIN TEMPLETON STRATEGIC
                                    INCOME TRUST

Attest: /s/ STEVEN J. GRAY          By: /s/ Murray L. Simpson
Name:  Steven J. Gray               Name:  Murray L. Simpson
Title: Assistant Secretary          Title: Acting President